Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Consolidated-Tomoka Land Co.:

We have issued our reports dated March 10, 2014, with respect to the consolidated financial statements, the financial statement schedule, and the internal control over financial reporting included in the Annual Report of Consolidated-Tomoka Land Co. on Form 10-K for the year ended December 31, 2013. We hereby consent to the incorporation by reference of said reports in the Registration Statements of Consolidated-Tomoka Land Co. on Forms S-8 (File No. 333-62679, File No. 333-63400, File No. 333-168379, and File No. 333-176162).

/s/ Grant Thornton LLP
Orlando, Florida
March 10, 2014